   Omnicare, Inc.   100 East RiverCenter Boulevard   Covington, Kentucky 41011
                          859/392-3300   859/392-3360 Fax

          Omnicare                                                 news release
--------------------------------------------------------------------------------

                                                                CONTACT:
[OMNICARE LOGO]                                                 Cheryl D. Hodges
                                                                (859) 392-3331

           Omnicare Reports Fourth-Quarter and Full-Year 2004 Results
                 Quarter and Full-Year Sales Reach Record Highs
                   Adjusted Earnings In Line With Expectations

COVINGTON, Ky. - February 24, 2005 - Omnicare, Inc. (NYSE:OCR), a leading provider of pharmaceutical care for the elderly, reported today financial results for its fourth quarter and full year ended December 31, 2004.

Financial results for the quarter ended December 31, 2004, as compared with the prior-year period, including the special charge and an accounting change noted below, were as follows:

     o    Earnings per diluted share were 52 cents versus 57 cents

     o    Net income was $56.2 million as compared with $61.6 million

     o    Sales reached $1,073.1 million as compared with $947.6 million

The fourth quarter of 2004 includes a special charge (described below) of $2.2 million pretax. In addition, for the fourth quarter of both years, the diluted earnings per share amounts have been restated to reflect the adoption of Emerging Issues Task Force Issue No. 04-8 (EITF No. 04-8) related to the calculation of diluted earnings per share for contingently convertible securities as discussed below. Adjusting for the special item and the accounting change in both periods, results for the quarter ended December 31, 2004 were as follows:

     o    Adjusted earnings per diluted share were 56 cents versus 59 cents

     o    Adjusted net income was $57.6 million as compared with $61.6 million

     o    Sales reached $1,073.1 million as compared with $947.6 million

Financial results for the year ended December 31, 2004, as compared with the full year 2003, including special charges and the accounting change, were as follows:

     o    Earnings per diluted share were $2.17 versus $1.89

     o    Net income was $236.0 million as compared with $194.4 million

     o    Sales reached $4,119.9 million as compared with $3,499.2 million

Results for 2004 included the special charges of $7.4 million pretax ($4.6 million aftertax) described later herein. Results for the year 2003 included $12.7 million pretax ($7.9 million aftertax) related to the redemption of the Company's 5% convertible subordinated debentures. Both periods reflect the adoption of EITF No. 04-8 as described below. Adjusting for the special items and accounting change, full-year results for 2004 were as follows:

     o    Adjusted earnings per diluted share were $2.31 versus $2.01

     o    Adjusted net income was $240.6 million as compared with $202.2 million

     o    Sales reached $4,119.9 million as compared with $3,499.2 million

Commenting on the results for the quarter and full year, Joel F. Gemunder, Omnicare's president and chief executive officer, said, "Our sales were strong for the quarter and year, reaching new record levels, driven by the continued growth in our pharmacy business as well as an uptick in our clinical research business (CRO). We are continuing to make progress in our cost savings and margin improvement programs designed to restore our margins. As a result, our fourth quarter and full year earnings per share (excluding special items and the accounting change) were in line with consensus estimates.

"We continue to address the challenges presented by competitive pricing pressures and select reimbursement issues in the current environment. Fortunately, our growth strategy over the years has enabled us to significantly increase the size of our core pharmacy business with the ability to generate substantial economies of scale that produce greater resources and enhance our cost efficiency. We believe this positioning will be a greater advantage as we prepare to operate under the new Medicare Drug benefit, effective in January 2006.

"Our acquisition program continues, and we are seeing savings from our margin improvement initiatives. The long-term fundamentals underpinning Omnicare's business remain solid, and we believe our strategy continues to be on track to take advantage of these trends for the benefit of our shareholders," said Gemunder.

Financial Position

Cash flow from operations for the fourth quarter ended December 31, 2004 was $35.7 million versus a net use of cash of $17.6 million in the fourth quarter of 2003. The fourth quarter of 2004 included $29.9 million in advance purchases of pharmaceuticals (pre-buys) as compared with $86.1 million in pre-buys in the comparable 2003 quarter. Cash flow from operations for the full year 2004 was $168.9 million as compared with $174.1 million in 2003. As previously reported, cash flow for the full year 2004 was impacted by a reduction of $44.0 million related to a change in payment terms under a new contract with the Company's drug wholesaler. Furthermore, cash flow for the full years 2004 and 2003 was unfavorably impacted by the reduction in an acquired company's payable to its previous drug wholesaler for approximately $18 million and $15 million, respectively. Free cash flow, defined as operating cash flow less capital expenditures and cash dividends, for the fourth quarter of 2004 was $29.0 million. This brought full-year free cash flow for 2004 to $141.5 million, as compared with the $148.1 million generated in 2003.

"We, like all providers, once again experienced a slowdown in payments from the Illinois

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Department of Public Aid (Illinois Medicaid) resulting in a delay in cash receipts of approximately $27 million in the fourth quarter of 2004. We continue to work with Illinois Medicaid to minimize these delays," said Gemunder.

"On a positive note, as we reported earlier this year, a statewide administrative backup in the transfer of Medi-Cal provider numbers, which affected the California-based pharmacies acquired in the SunScript acquisition and other acquisitions, created a temporary delay in cash receipts," continued Gemunder. "We are pleased to report that we began receiving cash in October, and by year-end most of our overdue receivables from Medi-Cal had been collected."

Gemunder also noted that at December 31, 2004, the Company had $84.4 million in cash on its balance sheet, and total debt to total capitalization was 39.9%, down 30 basis points from the comparable prior-year quarter.

Earnings before interest, income taxes, depreciation and amortization (EBITDA) for the fourth quarter of 2004, including the special charge discussed below, was $122.3 million versus $126.7 million in the fourth quarter of 2003. Excluding the special charge, adjusted EBITDA in the 2004 quarter was $124.5 million versus $126.7 million in the 2003 quarter. For the full year 2004, EBITDA, including special items, was $498.7 million versus $440.6 million in 2003. Excluding special items, 2004 adjusted EBITDA was $506.1 million versus $440.6 million in 2003.

Special Items and Accounting Change

As noted earlier, results for the fourth quarter of 2004 included a special charge totaling $2.2 million pretax ($1.4 million aftertax or 1 cent per diluted share), and results for the full year 2004 included special charges totaling $7.4 million pretax ($4.6 million aftertax, or 4 cents per diluted share) in connection with prior-period Medicaid audits in certain states. The full year 2003 results included a total charge of $12.7 million pretax ($7.9 million aftertax, or 7 cents per diluted share) to interest expense relating to the Company's early redemption of $345 million of 5% convertible subordinated debentures.

As noted previously, the Emerging Issues Task Force of the Financial Accounting Standards Board adopted EITF No. 04-8, "The Effect of Contingently Convertible Debt on Diluted Earnings per Share," effective for periods ending after December 15, 2004. EITF No. 04-8 requires the shares underlying contingently convertible debt instruments to be included in diluted earnings per share computations using the "if-converted" accounting method, regardless of whether the market price trigger has been met. Accordingly, diluted earnings per share have been retroactively restated for all prior periods back to the issuance of the Company's 4% contingent convertible notes due 2033 underlying the Trust Preferred Income Equity Redeemable Securities (PIERS) in June 2003. (See footnote "e" to the attached financial statements.) The effect of the adoption of EITF No. 04-8 for the periods presented was to reduce the diluted earnings per share for each of the fourth quarters of 2004 and 2003 by 2 cents, and by 9 cents and 4 cents for the full-year 2004 and 2003, respectively.

On February 7, 2005, the Company initiated an offer to exchange the 4% Trust PIERS for new 4% Trust PIERS that are substantially similar to the old Trust PIERS, except that the new 4% Trust PIERS will contain a net share settlement feature that will allow the treasury stock method of accounting for these securities, which is substantially less dilutive. The exchange offer is scheduled to expire on March 7, 2005, unless extended.

To facilitate comparisons and to enhance understanding of core operating performance, the discussion that follows includes financial measures that are adjusted from the comparable amount under Generally Accepted Accounting Principles (GAAP) to exclude the impact of the above-mentioned special items. For a detailed presentation of reconciling items and related definitions and components, please refer to the attached schedules or to reconciliation schedules posted on the Company's Web site at www.omnicare.com.

Institutional Pharmacy Business

Omnicare's institutional pharmacy business generated record revenues of $1,037.4 million for the fourth quarter, 14% higher than the $913.4 million reported in the comparable prior-year quarter. Operating profit in this business reached $121.6 million, as compared with the $120.2 million recorded in the fourth quarter of 2003. For the full year 2004, pharmacy sales reached $3,983.6 million, up 19% from the $3,345.3 million reported in 2003 and operating profit was $485.6 million, 18% higher than the $413.0 million earned in 2003. At December 31, 2004, Omnicare served approximately 1,086,000 beds versus approximately 1,003,000 at December 31, 2003, an increase of 8%.

"The substantial sales growth we have seen in our pharmacy business, both in the fourth quarter and for the year, has been driven largely by the continued execution of our acquisition strategy. In fact, our acquisition strategy broadened to include Omnicare's entry into the Canadian market with the acquisition of Medico Pharmacy, an institutional pharmacy provider based in Toronto, Ontario at the end of the quarter. In addition, our sales benefited during the quarter from the expansion of our clinical and other service programs, as well as market penetration of newer branded drugs, offset in part by increasing use of generic drugs," said Gemunder. "Despite the fact that the expected strong flu season did not materialize in the fourth quarter, we nonetheless saw higher acuity producing increased usage of intravenous therapies.

"Our strong sales growth was achieved despite the continuation of trends we have seen over the last two quarters, namely Medicaid reimbursement reductions, including reimbursement formula changes and drug-specific pricing changes, as well as intense competitive pricing pressures, that have impacted our margins. That said, we are realigning our operating costs to bring them in line with the current pricing and reimbursement dynamics. We have cost reduction and productivity enhancement initiatives now in place or are in the process of being implemented. We believe these

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programs are on track and should have a gradual positive effect on our results as we progress through 2005 and beyond."

CRO Business

Omnicare Clinical Research, the Company's CRO business, generated revenues of $35.7 million on a GAAP basis for the 2004 fourth quarter, a 4% increase over the prior-year quarter's revenues of $34.2 million. Included in both periods were reimbursable out-of-pocket expenses totaling $5.1 million in the 2004 period and $5.3 million in the 2003 period. Excluding these reimbursable out-of-pocket expenses, adjusted revenues of $30.6 million in the 2004 fourth quarter were up 6% when compared with revenues of $28.9 million in the 2003 quarter. Operating profit in the 2004 fourth quarter was $3.4 million, double the $1.7 million earned in 2003.

For the full year 2004, the CRO recorded revenues of $136.3 million versus $153.9 million in 2003. Included in both full year periods were reimbursable out-of-pocket expenses totaling $18.7 million and $24.8 million for the 2004 and 2003 periods, respectively. Excluding reimbursable out-of-pocket expenses in both periods, revenues were $117.6 million in 2004 versus $129.1 million in 2003. Operating profit was $13.0 million in 2004 as compared with $12.6 million in 2003. Backlog at December 31, 2004 was $276.9 million.

"In mid-December, we completed the acquisition of Clinimetrics, which increased our CRO business by one-third and gives us a significantly enhanced presence with biotechnology and early stage pharmaceutical companies, which typically require greater services from CRO companies as their in-house drug development capabilities are often less robust than their large pharmaceutical company counterparts," said Gemunder. "Beyond this important addition, we are encouraged by the increase in both revenues and backlog on both a sequential and year-over-year quarterly basis in our CRO business. We see a positive long-term outlook in Omnicare Clinical Research as we benefit from the streamlining and globalization of our business, our capabilities in the geriatric market and our strong presence in the overall drug development marketplace."

NeighborCare Transaction

On June 4, 2004, Omnicare commenced a tender offer for all of the outstanding shares of the common stock of NeighborCare, Inc. (NASDAQ:NCRX) for $30.00 per share in cash. Omnicare's tender offer price represents a 70% premium over NeighborCare's closing stock price on May 21, the last day of trading before Omnicare's proposed offer to acquire NeighborCare was made public on May 24. It also represents a 40% premium over the 30-day trading average prior to the announcement of the offer, a 30% premium to Wall Street's median price target for NeighborCare's stock over the next 12 months (based on stock price targets immediately prior to the announcement of Omnicare's offer) and $4.00 more per share than NeighborCare's previous all-time high.

On July 13, 2004, Omnicare announced that it received a request for additional information from the Federal Trade Commission (FTC) relating to its filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR Act) in connection with its tender offer for NeighborCare. Omnicare is continuing to work with the FTC with respect to the filing.

On December 23, 2004, Omnicare proposed a slate of three highly qualified independent directors for election at NeighborCare's upcoming shareholder meeting. "This slate will help ensure that the interests of NeighborCare's shareholders, which we believe have been made quite clear through the tender, are well represented," said Gemunder.

The Company's tender offer is scheduled to expire at 5:00 p.m., New York City time, on March 4, 2005, unless extended.

Commenting on the tender offer for NeighborCare, Gemunder said, "We have always been - and remain today - confident in our ability to consummate the offer. We are a determined, disciplined buyer and we continue to believe that this transaction makes compelling business sense."

Omnicare Outlook

"With regard to the long-term care industry, there do not appear to be any major reimbursement changes imminent that would upset the relatively stable environment of our customers. We continue to monitor the key issues relating to healthcare funding, including the efforts of state Medicaid programs to contain or reduce costs either through the legislative process or by other means," Gemunder said.

"The most significant news for our industry is the upcoming implementation of the Medicare drug benefit effective January 1, 2006. On January 21, 2005, the Centers for Medicare and Medicaid Services (CMS) released its final regulations governing the new Medicare Part D benefit. As detailed in these regulations, Prescription Drug Plans, or PDPs, sponsored by commercial insurers or other private entities approved by CMS, are scheduled to begin offering a drug benefit to Medicare-eligible beneficiaries, including those dually eligible under Medicaid, which will include many residents of the skilled nursing facilities we serve. We believe Omnicare has much to bring to the PDPs - from providing required long-term care pharmacy services to sophisticated programs that help manage both drug costs and quality of care. That being said, there are still many specifics yet to be determined through sub-regulatory guidance from CMS, from its long-term care study due in June and through the outcome of our negotiations with PDPs over the next several months. All things considered, we see nothing materially adverse about the regulations at this time and believe we are well-positioned to add value under the new Medicare Part D benefit. We will monitor developments and continue to ready our company as the year progresses."

Gemunder added, "It behooves all to remember that pharmaceuticals remain among the most cost-effective means of treating the chronic illnesses of the frailest members of our society and, as such, should be appropriately funded. The geriatric pharmaceutical business offers meaningful solutions to containing healthcare costs while ensuring the well-being of the nation's growing elderly population. Omnicare is well-positioned to address these trends, and has demonstrated its commitment to payors to advance clinical programs that can yield substantially lower drug costs while enhancing quality of care," said Gemunder.

"We remain committed to and focused on shareholder value. Our revenue and earnings growth outlook remains positive given our solid underlying fundamentals and our proven strategy, combined with our financial strength and flexibility, and the numerous opportunities to leverage our business," Gemunder concluded.

Webcast Today

Omnicare will hold a conference call to discuss fourth-quarter results Thursday, February 24, at 11:00 a.m. ET. The conference call will be webcast live at Omnicare's Web site at www.omnicare.com by clicking on "Investors" and then on "Conference Calls", and will be accessible by telephone at the following numbers:

     Calling from the United States or Canada: 888-634-8522
     Calling from other countries: 706-634-6522
     Reference: Omnicare

An online replay will be available at www.omnicare.com beginning approximately two hours after the completion of the live call and will remain available for 14 days.

Omnicare, Inc. (NYSE:OCR), a Fortune 500 company based in Covington, Kentucky, is a leading provider of pharmaceutical care for the elderly. Omnicare serves residents in long-term care facilities comprising approximately 1,086,000 beds in 47 states in the United States and in Canada, making it the largest U.S. provider of professional pharmacy, related consulting and data management services for skilled nursing, assisted living and other institutional healthcare providers. Omnicare also provides clinical research services for the pharmaceutical and biotechnology industries in 30 countries worldwide.

In addition to historical information, this report contains certain statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made on the basis of management's views and assumptions regarding business performance as of the time the statements are made, and management does not undertake any obligation to update these statements. These forward-looking statements include, but are not limited to, all statements regarding the intent, belief or current expectations regarding the matters discussed or incorporated by reference in this document (including statements as to "beliefs," "expectations," "anticipations," "intentions" or similar words) and all statements which are not statements of historical fact. Forward-looking statements in this report include, but are not limited to, the following: expectations concerning the Company's financial performance, results of operations, sales, earnings or business outlook; trends in the long-term healthcare and contract research industries generally; expectations concerning the Company's ability to leverage its core business; anticipated growth in alternative institutional markets such as correctional facilities, hospice care mental health and personal care or supportive living facilities; expectations concerning continued relative stability in the operating environment in the long-term care industry; the ability to leverage the Company's CRO business and its

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core pharmacy business as anticipated; volatility in the CRO business;
anticipated business performance of the CRO; expectations in the CRO business resulting from streamlining and globalization efforts, the Company's unique capabilities in the geriatric market and strength of presence in the drug development marketplace; trends in healthcare funding issues, including, but not limited to, state Medicaid budgets, enrollee eligibility, escalating drug prices due to higher utilization among seniors and the aging of the population; expectations concerning increasing Medicare admissions and improving occupancy rates; the introduction of more expensive medications and the increasing use of generic medications; the impact of any changes in healthcare policy relating to the future funding of the Medicaid and Medicare programs; the cost-effectiveness of pharmaceuticals in treating chronic illnesses for the elderly; the impact of the Medicare drug benefit, signed into law in December 2003 and effective in 2006, and its implementing regulations; the effect of any changes and considerations in long-term healthcare funding policies for Medicare and Medicaid programs; the ability of the Company to utilize its expertise in geriatric pharmaceutical care and pharmaceutical cost management and its database on drug utilization and outcomes in the elderly to meet the anticipated challenges of the healthcare environment and the implementation of the Medicare drug benefit; the effectiveness of the Company's growth strategy in allowing the Company to maximize cash flow, maintain a strong financial position, enhance the efficiency of its operations and continue to develop the Company's franchise in the geriatric pharmaceutical market; the ability of expansion in the Company's core business to provide the Company greater ability to leverage its clinical services and information business, thereby enhancing cost advantages in the institutional pharmacy market; and expectations concerning opportunities for future growth. These forward-looking statements, together with other statements that are not historical, involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those stated. Such risks, uncertainties, contingencies and other factors, many of which are beyond the control of the Company, include, but are not limited to: overall economic, financial, political and business conditions; trends in the long-term healthcare and contract research industries; competition in the pharmaceutical, long-term care and contract research industries; the impact of consolidation in the pharmaceutical and long-term care industries; trends in long-term care occupancy rates and demographics; the ability to attract new clients and service contracts and retain existing clients and service contracts; trends for the continued growth of the Company's businesses; expectations concerning the development and performance of the Company's informatics business; the effectiveness of the Company's formulary compliance program; trends in drug pricing, including the impact and pace of pharmaceutical price increases; delays and reductions in reimbursement by the government and other payors to customers and to the Company as a result of pressures on federal and state budgets or for other reasons; the overall financial condition of the Company's customers; the ability of the Company to assess and react to the financial condition of its customers; the effectiveness of the Company's pharmaceutical purchasing programs and its ability to obtain discounts and manage pharmaceutical costs; the ability of vendors and business partners to continue to provide products and services to the Company; the continued successful integration of acquired companies and the ability to realize anticipated sales, economies of scale, cost synergies and profitability; the continued availability of suitable acquisition candidates; pricing and other competitive factors in the industry; increases or decreases in reimbursement rates and the impact of other cost control measures; the impact on the Company's sales, profits and margins resulting from market trends in the use of newer branded drugs versus generic drugs; the number and usage of generic drugs and price competition in the drug marketplace; the ability to attract and retain needed management; competition for qualified staff in the healthcare industry; the impact and pace of technological advances; the ability to obtain or maintain rights to data, technology and other intellectual property; the demand for the Company's products and services; variations in costs or expenses; the ability to implement productivity, consolidation and cost reduction efforts and to realize anticipated benefits; the ability of clinical research projects to produce revenues in future periods; the ability to benefit from streamlining and globalization efforts at the CRO; trends concerning CRO backlog; the effectiveness of the Company's implementation and expansion of its clinical and other service programs; the effect of new legislation, government regulations, and/or executive orders, including those relating to reimbursement and drug pricing policies and changes in the interpretation and application of such policies; the impact of the Medicare drug benefit and its implementing regulations; legislation and regulations affecting payment and reimbursement rates for skilled nursing facilities; trends in federal and state budgets and their impact on Medicaid reimbursement rates; government budgetary pressures and shifting priorities; the Company's ability to adjust to federal

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and state budget shortfalls; efforts by payors to control costs; the failure of the Company or the long-term care facilities it serves to obtain or maintain required regulatory approvals or licenses; loss or delay of contracts pertaining to the CRO business for regulatory or other reasons; the outcome of litigation; potential liability for losses not covered by, or in excess of, insurance; the impact of differences in actuarial assumptions and estimates pertaining to employee benefit plans; events or circumstances which result in an impairment of goodwill; market conditions; the outcome of audit, compliance, administrative or investigatory reviews; volatility in the market for the Company's stock and in the financial markets generally; access to adequate capital and financing; changes in international economic and political conditions and currency fluctuations between the U.S. dollar and other currencies; changes in tax laws and regulations; changes in accounting rules and standards; and other risks and uncertainties described in the Company's reports and filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, the Company's actual results, performance or achievements could differ materially from those expressed in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as otherwise required by law, the Company does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For more information on Omnicare, Inc., visit www.omnicare.com.

                                       ###

Omnicare, Inc. and Subsidiary Companies
Summary Consolidated Statements of Income, GAAP Basis
(000s, except per share amounts)
Unaudited

                                                    Three Months Ended                      Year Ended
                                                       December 31,                        December 31,
                                               ----------------------------       ------------------------------
                                                   2004              2003            2004                2003
                                               ----------          --------       ----------          ----------
Sales                                          $1,068,017          $942,319       $4,101,224          $3,474,354
Reimbursable out-of-pockets (a)                     5,065  (a)        5,307  (a)      18,667  (a)         24,820  (a)
                                               ----------          --------       ----------          ----------
Total net sales                                 1,073,082           947,626        4,119,891           3,499,174
                                               ----------          --------       ----------          ----------
Cost of sales                                     806,507           700,952        3,070,856           2,576,794
Reimbursed out-of-pocket expenses (a)               5,065  (a)        5,307  (a)      18,667  (a)         24,820  (a)
                                               ----------          --------       ----------          ----------
Total direct costs                                811,572           706,259        3,089,523           2,601,614
                                               ----------          --------       ----------          ----------
Gross profit                                      261,510           241,367        1,030,368             897,560
Selling, general and administrative expenses      153,694           129,367          587,932             509,977
                                               ----------          --------       ----------          ----------
Operating income                                  107,816  (b)      112,000          442,436  (b)        387,583
Investment income                                     954             1,532            3,184               4,166
Interest expense                                  (18,884)          (16,653)         (70,421)            (81,300) (c)
                                               ----------          --------       ----------          ----------
Income before income taxes                         89,886            96,879          375,199             310,449
Income taxes                                       33,706            35,265          139,188             116,081
                                               ----------          --------       ----------          ----------
Net income                                     $   56,180  (b)     $ 61,614       $  236,011  (b)     $  194,368  (c)
                                               ==========          ========       ==========          ==========

Earnings per share ("EPS"): (d)
   Basic                                       $     0.55  (b)     $   0.60       $     2.29  (b)     $     1.97  (c)
                                               ==========          ========       ==========          ==========
   Diluted                                     $     0.52  (b)(e)  $   0.57  (e)  $     2.17  (b)(e)  $     1.89  (c)(e)(f)
                                               ==========          ========       ==========          ==========

Weighted average number of common
   shares outstanding:
   Basic                                          101,321           102,688          103,238              98,800
                                               ==========          ========       ==========          ==========
   Diluted                                        111,498  (e)      112,195  (e)     112,819  (e)        107,896  (e)(f)
                                               ==========          ========       ==========          ==========

The footnotes presented at the separate "Footnotes to Financial Information" page are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Summary Segment Financial Data, Non-GAAP Basis (g)
Excluding EITF No. 01-14 and Special Item
(000s)
Unaudited

                                                                                     Corporate
                                                    Pharmacy          CRO               and        Consolidated
                                                    Services        Services       Consolidating      Totals
                                                   ----------       --------       -------------   -----------
Three Months Ended December 31, 2004:

Adjusted sales                                     $1,037,388       $ 30,629  (h)    $     --       $1,068,017  (h)
                                                   ==========       ========         ========       ==========

Adjusted operating income                          $  121,610  (j)  $  3,368         $(14,933)      $  110,045  (j)

Depreciation and amortization                          13,345            467              662           14,474
                                                   ----------       --------         --------       ----------
Adjusted earnings before interest, income taxes,
   depreciation and amortization ("EBITDA") (i)    $  134,955  (j)  $  3,835         $(14,271)      $  124,519  (j)
                                                   ==========       ========         ========       ==========

Three Months Ended December 31, 2003:

Adjusted sales                                     $  913,396       $ 28,923  (h)    $     --       $  942,319  (h)
                                                   ==========       ========         ========       ==========

Operating income                                   $  120,204       $  1,701         $ (9,905)      $  112,000

Depreciation and amortization                          13,709            401              581           14,691
                                                   ----------       --------         --------       ----------

EBITDA (i)                                         $  133,913       $  2,102         $ (9,324)      $  126,691
                                                   ==========       ========         ========       ==========

Year Ended December 31, 2004:

Adjusted sales                                     $3,983,641       $117,583  (h)    $     --       $4,101,224  (h)
                                                   ==========       ========         ========       ==========

Adjusted operating income                          $  485,621  (j)  $ 13,005         $(48,801)      $  449,825  (j)

Depreciation and amortization                          52,247          1,504            2,545           56,296
                                                   ----------       --------         --------       ----------

Adjusted EBITDA (i)                                $  537,868  (j)  $ 14,509         $(46,256)      $  506,121  (j)
                                                   ==========       ========         ========       ==========

Year Ended December 31, 2003:

Adjusted sales                                     $3,345,301       $129,053  (h)    $     --       $3,474,354  (h)
                                                   ==========       ========         ========       ==========

Operating income                                   $  412,986       $ 12,562         $(37,965)      $  387,583

Depreciation and amortization                          48,915          1,770            2,335           53,020
                                                   ----------       --------         --------       ----------

EBITDA (i)                                         $  461,901       $ 14,332         $(35,630)      $  440,603
                                                   ==========       ========         ========       ==========

The footnotes presented at the separate "Footnotes to Financial Information" page are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Condensed Consolidated Balance Sheets, GAAP Basis
(000s)
Unaudited

                                                               December 31,
                                                            2004         2003
                                                         ----------   ----------
ASSETS

Cash and cash equivalents                                $   84,169   $  187,413
Restricted cash                                                 262          714
Deposit with drug wholesaler                                 44,000           --
Accounts receivable, net                                    838,705      678,255
Unbilled receivables                                         14,007       15,281
Inventories                                                 331,367      326,550
Deferred income tax benefits and other current assets       238,769      174,875
                                                         ----------   ----------
   Total current assets                                   1,551,279    1,383,088
                                                         ----------   ----------
Properties and equipment, net                               142,421      148,307
Goodwill                                                  2,003,223    1,690,558
Other noncurrent assets                                     203,758      173,068
                                                         ----------   ----------
   Total assets                                          $3,900,681   $3,395,021
                                                         ==========   ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable                                         $  282,956   $  296,089
Deferred revenue                                             24,245       22,454
Current debt                                                 25,218       20,709
Other current liabilities                                   136,563      123,508
                                                         ----------   ----------
   Total current liabilities                                468,982      462,760
                                                         ----------   ----------
Long-term debt                                              281,559      135,855
8.125% senior subordinated notes, due 2011                  375,000      375,000
6.125% senior subordinated notes, net, due 2013             232,508      226,822
4.0% contingent convertible notes, due 2033                 345,000      345,000
Deferred income taxes and other noncurrent liabilities      270,524      173,560
                                                         ----------   ----------
   Total liabilities                                      1,973,573    1,718,997
                                                         ----------   ----------
Stockholders' equity                                      1,927,108    1,676,024
                                                         ----------   ----------
   Total liabilities and stockholders' equity            $3,900,681   $3,395,021
                                                         ==========   ==========

The footnotes presented at the separate "Footnotes to Financial Information" page are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Condensed Consolidated Statement of Cash Flows, GAAP Basis
(000s)
Unaudited

                                                               Three Months          Year
                                                                   Ended December 31, 2004
                                                               --------------------------------
Cash flows from operating activities:
Net income                                                      $  56,180         $ 236,011
Adjustments to reconcile net income to net cash
   flows from operating activities:
      Depreciation                                                  8,281            35,009
      Amortization                                                  6,193            21,287
      Provision for doubtful accounts                              11,688            45,112
      Deferred tax provision                                        3,681            58,154
Changes in assets and liabilities, net of effects
   from acquisition of businesses                                 (50,363)         (226,715)
                                                                ---------         ---------
         Net cash flows from operating activities                  35,660           168,858
                                                                ---------         ---------

Cash flows from investing activities:
Acquisition of businesses                                        (158,619)         (398,559)
Capital expenditures                                               (4,340)          (17,926)
Other                                                               5,534               512
                                                                ---------         ---------
         Net cash flows from investing activities                (157,425)         (415,973)
                                                                ---------         ---------

Cash flows from financing activities:
Borrowings on line of credit facility                             428,000           835,000
Payments on line of credit facility and term A loan              (324,153)         (685,513)
Payments on long-term borrowings and obligations                     (163)             (541)
Change in cash overdraft balance                                   (1,926)           (4,922)
Proceeds from stock awards and exercise of stock options and
   warrants, net of stock tendered in payment                       1,933             9,804
Dividends paid                                                     (2,356)           (9,386)
                                                                ---------         ---------
         Net cash flows from financing activities                 101,335           144,442
                                                                ---------         ---------
Effect of exchange rate changes on cash                             1,477              (571)
                                                                ---------         ---------

Net decrease in cash and cash equivalents                         (18,953)         (103,244)
Cash and cash equivalents at beginning
   of period - unrestricted                                       103,122           187,413
                                                                ---------         ---------
Cash and cash equivalents at
   end of period - unrestricted                                 $  84,169         $  84,169
                                                                =========         =========

The footnotes presented at the separate "Footnotes to Financial Information" page are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Reconciliation Statement and Definitions,
Non-GAAP Basis (g)
(000s, except per share amounts)
Unaudited

                                                     Three Months Ended December 31,    Year Ended December 31,
                                                     -------------------------------  --------------------------
                                                         2004             2003           2004             2003
                                                       --------         --------       --------         --------
Adjusted operating income (earnings before
   interest and income taxes, "EBIT"):
   EBIT                                                $107,816         $112,000       $442,436         $387,583
   Special item                                           2,229 (k)           --          7,389 (k)           --
                                                       --------         --------       --------         --------
      Adjusted EBIT                                    $110,045 (k)     $112,000       $449,825 (k)     $387,583
                                                       ========         ========       ========         ========
Adjusted income before income taxes:
   Income before income taxes                          $ 89,886         $ 96,879       $375,199         $310,449
   Special items                                          2,229 (k)           --          7,389 (k)       12,666 (l)
                                                       --------         --------       --------         --------
      Adjusted income before income taxes              $ 92,115 (k)     $ 96,879       $382,588 (k)     $323,115 (l)
                                                       ========         ========       ========         ========

Adjusted net income:
   Net income                                          $ 56,180         $ 61,614       $236,011         $194,368
   Special items, net of taxes                            1,393 (k)           --          4,618 (k)        7,853 (l)
                                                       --------         --------       --------         --------
      Adjusted net income                              $ 57,573 (k)     $ 61,614       $240,629 (k)     $202,221 (l)
                                                       ========         ========       ========         ========

Adjusted earnings per share ("EPS"): (d)
   Basic EPS                                           $   0.55         $   0.60       $   2.29         $   1.97
   Special items, net of taxes                             0.01 (k)           --           0.04 (k)         0.08 (l)
      Adjusted basic EPS                               $   0.57 (k)     $   0.60       $   2.33 (k)     $   2.05 (l)
                                                       ========         ========       ========         ========
   Diluted EPS                                         $   0.52 (e)     $   0.57 (e)   $   2.17 (e)     $   1.89 (e)(f)
   Special items, net of taxes                             0.01 (k)           --           0.04 (k)         0.07 (l)
      Adjusted diluted EPS                             $   0.54 (e)(k)  $   0.57 (e)   $   2.21 (e)(k)  $   1.97 (e)(l)
                                                       ========         ========       ========         ========
   Diluted EPS, excluding "if-converted"
      impact of 4.0% contingent convertible notes,
      due 2033 ("co-co's")                             $   0.55 (e)     $   0.59 (e)   $   2.26 (e)     $   1.93 (e)
                                                       ========         ========       ========         ========
   Adjusted diluted EPS, excluding co-co's             $   0.56 (e)(k)  $   0.59 (e)   $   2.31 (e)(k)  $   2.01 (e)(l)
                                                       ========         ========       ========         ========

   Weighted average number of shares outstanding:
      Diluted                                           111,498 (e)      112,195 (e)    112,819 (e)      107,896 (e)(f)
   Subtract: "if-converted" impact of 4.0% co-co's       (8,451)(e)      (8,451) (e)    (8,451) (e)      (4,653) (e)
                                                       --------         --------       --------         --------
      Adjusted diluted, excluding 4.0% co-co's          103,047          103,744        104,368          103,243
                                                       ========         ========       ========         ========

Adjusted earnings before interest, income taxes, depreciation and amortization ("EBITDA"): (i)

   EBIT                                                $107,816         $112,000       $442,436         $387,583
   Depreciation and amortization                         14,474           14,691         56,296           53,020
                                                       --------         --------       --------         --------
      EBITDA (i)                                        122,290          126,691        498,732          440,603
      Special item                                        2,229 (k)           --          7,389 (k)           --
                                                       --------         --------       --------         --------
         Adjusted EBITDA (i)                           $124,519 (k)     $126,691       $506,121 (k)     $440,603
                                                       ========         ========       ========         ========

The footnotes presented at the separate "Footnotes to Financial Information" page are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Reconciliation Statement and Definitions, Non-GAAP Basis (g)
(000s, except per share amounts)
Unaudited

                                                            Three Months Ended December 31,    Year Ended December 31,
                                                               ------------------------       ------------------------
                                                                  2004           2003            2004          2003
                                                               ---------      ---------       ---------      ---------
Net cash flows from operating activities:
   EBITDA (i)                                                  $ 122,290      $ 126,691       $ 498,732      $ 440,603
   Subtract:
   Interest expense, net of investment income                    (17,930)       (15,121)        (67,237)       (77,134)(1)
   Income taxes                                                  (33,706)       (35,265)       (139,188)      (116,081)
   Changes in assets and liabilities, net of effects from
      acquisition of businesses                                  (50,363)      (125,886)       (226,715)      (165,442)
   Add:
   Provision for doubtful accounts                                11,688         10,004          45,112         44,680
   Deferred tax provision                                          3,681         21,929          58,154         43,685
   Write-off of debt issuance costs                                   --             --              --          3,755
                                                               ---------      ---------       ---------      ---------
      Net cash flows from operating activities                 $  35,660      $ (17,648)      $ 168,858      $ 174,066
                                                               =========      =========       =========      =========
Free cash flow: (m)
   Net cash flows from operating activities                    $  35,660      $ (17,648)      $ 168,858      $ 174,066
   Capital expenditures                                           (4,340)        (5,874)        (17,926)       (17,115)
   Dividends                                                      (2,356)        (2,317)         (9,386)        (8,876)
                                                               ---------      ---------       ---------      ---------
      Free cash flow (m)                                       $  28,964      $ (25,839)      $ 141,546      $ 148,075
                                                               =========      =========       =========      =========

Segment Reconciliations - Pharmacy Services:
Adjusted EBIT - Pharmacy Services:
   EBIT                                                        $ 119,381      $ 120,204       $ 478,232      $ 412,986
   Special item                                                    2,229 (k)         --           7,389 (k)         --
                                                               ---------      ---------       ---------      ---------
      Adjusted EBIT - Pharmacy Services                        $ 121,610 (k)  $ 120,204       $ 485,621 (k)  $ 412,986
                                                               =========      =========       =========      =========
Adjusted EBITDA - Pharmacy Services: (i)
   EBITDA (i)                                                  $ 132,726      $ 133,913       $ 530,479      $ 461,901
   Special item                                                    2,229 (k)         --           7,389 (k)         --
                                                               ---------      ---------       ---------      ---------
      Adjusted EBITDA - Pharmacy Services (i)                  $ 134,955 (k)  $ 133,913       $ 537,868 (k)  $ 461,901
                                                               =========      =========       =========      =========

Segment Reconciliations - CRO Services
Adjusted Sales - CRO Services:
   Total net sales (a)                                         $  35,694      $  34,230       $ 136,250      $ 153,873
   Reimbursable out-of-pockets (a)                                (5,065)        (5,307)        (18,667)       (24,820)
                                                               ---------      ---------       ---------      ---------
   Adjusted sales (h)                                          $  30,629      $  28,923       $ 117,583      $ 129,053
                                                               =========      =========       =========      =========

DEFINITIONS:

     GAAP: Amounts that conform with U.S. Generally Accepted Accounting
          Principles ("GAAP").

     Non-GAAP: Amounts that do not conform with U.S. GAAP.

The footnotes presented at the separate "Footnotes to Financial Information" page are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Footnotes to Financial Information
(000s, except per share amounts)
Unaudited

(a) In accordance with Emerging Issues Task Force ("EITF") Issue No. 01-14, "Income Statement Characterization of Reimbursements Received for 'Out-of-Pocket' Expenses Incurred" ("EITF No. 01-14"), Omnicare has recorded reimbursements received for "out-of-pocket" expenses on a grossed-up basis in the income statement as revenues and direct costs. EITF No. 01-14 relates solely to the Company's contract research services business.

(b) The three months ended December 31, 2004 includes a special charge of $2,229 before taxes ($1,393 after taxes), and the year ended December 31, 2004 includes special charges of $7,389 before taxes ($4,618 after taxes) in connection with certain state Medicaid audits related to prior periods.

(c) The year ended December 31, 2003 includes a call premium and the write-off of the remaining unamortized debt issuance costs, aggregating $12,666 before taxes ($7,853 after taxes), relating to the Company's purchase of the aggregate principal amount of its 5.0%, $345,000 of convertible subordinated debentures in 2003.

(d) EPS (basic EPS; special items, net of taxes; adjusted basic EPS; diluted EPS; and adjusted diluted EPS) is reported independently for each amount presented. Accordingly, the sum of the individual amounts may not necessarily equal the separately calculated adjusted EPS amount for the corresponding period.

(e) In December 2004, the Emerging Issues Task Force of the Financial Accounting Standards Board adopted EITF No. 04-8, "The Effect of Contingently Convertible Debt on Diluted Earnings per Share" ("EITF No. 04-8"), which requires the shares underlying contingently convertible debt instruments to be included in diluted earnings per share computations using the "if-converted" accounting method, regardless of whether the market price trigger has been met. Under that method, the convertible debentures are assumed to be converted to common shares (weighted for the number of days assumed to be outstanding during the period), and interest expense, net of taxes, related to the convertible debentures is added back to net income. Diluted earnings per common share amounts have been retroactively restated for all prior periods presented to give effect to the application of EITF No. 04-8 as it relates to the Company's 4.0% contingent convertible notes issued in the second quarter of 2003. The effect of Omnicare's fourth quarter 2004 adoption of EITF No. 04-8 was to decrease diluted earnings per share $0.02 for the three months ended December 31, 2004 and 2003;
     and $0.09 and $0.04 for the years ended December 31, 2004, and 2003, respectively. For purposes of the "if-converted" calculation, 8,451 shares were assumed to be converted for the quarters ended December 31, 2004 and 2003, and the year ended December 31, 2004, with 4,653 shares assumed to be converted for the year ended December 31, 2003. Additionally, interest expense, net of taxes, of $2,266 for the quarters ended
     December 31, 2004 and 2003, and $9,062 and $4,959 for the years ended December 31, 2004 and 2003, respectively, was added back to net income for purposes of calculating diluted earnings per share using this method.

Omnicare, Inc. and Subsidiary Companies
Footnotes to Financial Information
(000s, except per share amounts)
Unaudited

(f) The year ended December 31, 2003 includes the dilutive effect of the 5% convertible subordinated debentures, which assumes conversion using the "if-converted" method. Under that method, the convertible debentures are assumed to be converted to common shares (weighted for the number of days assumed to be outstanding during the period), and interest expense, net of taxes, related to the convertible debentures is added back to net income. For purposes of the "if-converted" calculation, 3,630 shares were assumed to be converted for the year ended December 31, 2003. Additionally, interest expense, net of taxes, of $4,870 for the year ended December 31, 2003, was added back to net income for purposes of calculating diluted earnings per share using this method.

(g) Omnicare believes that investors' understanding of Omnicare's performance is enhanced by the Company's disclosure of certain non-GAAP financial measures as presented in this financial information. Omnicare management believes that the adjusted results provide added insight into the Company's performance by focusing on the results generated by the Company's ongoing core operations. Management uses the adjusted results for measurement purposes. Omnicare's method of calculating these measures may differ from those used by other companies and, therefore, comparability may be limited.

(h) The noted presentation excludes amounts that Omnicare is required to record in its income statement pursuant to EITF No. 01-14, as previously discussed in footnote (a) above.

(i) EBITDA represents earnings before interest expense (net of investment income), income taxes, depreciation and amortization. Omnicare believes that certain investors find EBITDA to be a useful tool for measuring a company's ability to service its debt, which is also the primary purpose for which management uses this financial measure. However, EBITDA does not represent net cash flows from operating activities, as defined by U.S. GAAP, and should not be considered as a substitute for operating cash flows as a measure of liquidity. Omnicare's calculation of EBITDA may differ from the calculation of EBITDA by others.

(j) The noted presentation for the year ended December 31, 2004 excludes the special charge in connection with certain state Medicaid audits related to prior periods, as previously discussed in footnote (b) above.

(k) The special item during the year ended December 31, 2004 represents the charge in connection with certain state Medicaid audits related to prior periods, as previously discussed in footnote (b) above. Management believes this item is not related to the ongoing operations of Omnicare.

(l) The special item during the year ended December 31, 2003 represents the charge for the call premium and the write-off of the remaining unamortized debt issuance costs, as previously discussed in footnote (c). Management believes these items are not related to the ongoing operations of Omnicare.

Omnicare, Inc. and Subsidiary Companies
Footnotes to Financial Information
(000s, except per share amounts)
Unaudited

(m) Free cash flow represents net cash flows from operating activities less capital expenditures and dividends paid by the Company. Omnicare believes that certain investors find free cash flow to be a helpful measure of cash generated from current operations, net of cash used for its ongoing capital expenditures and dividend payment requirements. Omnicare's calculation of free cash flow may differ from the calculation of free cash flow by others.